SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6500 West Cortland Street                        Chicago, Illinois 60707                         773-889-8870                         Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 12, 2009

To the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 on Tuesday, May 12, 2009 at 11:00 a.m. local time to:

1.	Elect the two Class II director nominees named in the attached proxy statement to serve on the Board of Directors until the 2012 Annual Meeting of Shareholders;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

Copies of the Form 10-K and Summary Annual Report for the year ended December 31, 2008, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

            Secretary

Chicago, Illinois

April 9, 2009

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 12, 2009

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2009 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009 at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card, 2009 Summary Annual Report and Form 10-K were first mailed to shareholders on or about April 9, 2009.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding 6,471,280 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2009 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted (1) for the election of all nominees designated below to serve as Class II directors, as applicable and (2) for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2009.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on such matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class II directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors. If a quorum is present at the meeting, the affirmative vote of a majority of the shares present in person or by proxy at the meeting is required to approve the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountant. Accordingly, non-voted shares and withholding authority to vote with respect to that proposal will have the effect of votes against that proposal.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, with directors in each class serving for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The Board of Directors has determined that all Board members, excluding James R. Bazet, are independent under the independence requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated there under (the “Exchange Act”) and the listing standards of the NASDAQ Stock Market. The terms of two of the present directors will expire at the 2009 Annual Meeting of Shareholders. Messrs. S. Sam Park and Robert P. Rohleder, directors, have been nominated for election as Class II directors for three-year terms expiring at the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of S. Sam Park and Robert P. Rohleder. If on account of death or unforeseen contingencies, Messrs. Park or Rohleder should not be available for election, the persons named in the accompanying proxy card reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class II director by the Board of Directors of the Company. The Company has no reason to believe that the Class II nominees will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Term expiring in 2011)	61	Chairman of the Board of the Company, September 24, 2008 to present; President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class I (Term expiring in 2011)	65

Director of Simmons Company since May 2004; Director of The Finish Line since July 2003; Director of Spectrum Brands Inc. (formerly Rayovac Corporation), since August 2002; Trustee of Banc of America Funds Trust since 2006; Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I (formerly Nations Funds) since 1999; and Senior Managing Director of The Succession Fund, 1998 to 2001. Director since 1994.

John S. Lupo, Class I (Term expiring in 2011)	62

Senior Merchandising and Marketing Principal at Renaissance Partners, LC, 2000 to present; Executive Vice President, Sales & Marketing, Basset Furniture, 1998 to 2000; Chief Operating Officer of the International Division of Wal-Mart Stores, Inc., 1996 to 1998; Senior Vice President, General Merchandise Manager, Wal-Mart Stores, Inc. 1990 to 1996; Director of Spectrum Brands Inc. (formerly Rayovac Corporation), since 1998; Director of Citi Trends, Inc. since 2003; and Director of AB Electrolux since April 2007. Director since July 26, 2007.

S. Sam Park, Class II (Nominee for Class II, term if elected expiring in 2012)	54

Global Strategy and Business Development Leader, Celanese Industrial Specialties, 2006 to present; General Manager Celanese (China) Holding Company, Ltd., 2004 to 2006; Director, Board of Directors, Celanese (Nanjing) Chemical Company, Ltd., 2003 to 2006; Managing Director, Strategic Activities – Asia, Celanese Corporation, 2000 to 2006; and other leadership positions in finance, internal audit and strategic planning with Celanese Corporation, 1985 to 2000. Director since June 6, 2007.

Robert P. Rohleder, Class II (Nominee for Class II, term if elected expiring in 2012)	66	Retired Audit Partner, Deloitte & Touche, LLP, 1973 to 2000. Director since February 2005.

Ian R. Miller, Class III (Term expiring in 2010)	57

CEO/Founder, The Brand Practice LLC, business and brand strategy consultancy, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board of Directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board of Directors and committee meetings by the Company’s Chairman and Chief Executive Officer and other officers. The Board of Directors has five standing committees, the principal responsibilities of which are described below.

A director is independent if the Board of Directors affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NASDAQ Stock Market and the Exchange Act. A director is “independent” under the NASDAQ Stock Market listing standards if in the Board of Directors’ opinion the director has no relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to these standards, a director is not independent if:

•	The director is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company.

•

The director has accepted, or has a family member who has accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company or (iii) benefits under a tax-qualified retirement plan or non-discretionary compensation.

•	The director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer.

•

The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs.

•

The director is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity.

•

The director is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Direct or indirect ownership of even a significant amount of our stock by a director who is otherwise independent as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

There were no related party transactions, relationships or arrangements involving our non-employee directors. The Board of Directors has reviewed the independence of all of our non-employee directors serving as of the end of 2008 and our nominees and found that each of them, namely William P. Carmichael, John S. Lupo, Ian R. Miller, S. Sam Park and Robert P. Rohleder, are independent within the meaning of the rules of the NASDAQ Stock Market and the Exchange Act. James R. Bazet, as Chairman and Chief Executive Officer of the Company, is not an independent director of the Company. Carl Korn, who served as Chairman of the Board of Directors of the Company until he submitted his resignation effective September 23, 2008 as an executive officer and director of the Company, was not an independent director of the Company.

The Board of Directors met seven times in 2008. Messrs. Bazet, Carmichael, Lupo, Miller and Rohleder each attended 100% of the total number of meetings of the Board of Directors and the committees on which they served. Mr. Park attended 85% of the meetings of the Board of Directors and 100% of the number of meetings of the committees on which he served. Mr. Korn, because of illness, attended 25% of the meetings of the Board of Directors held prior to his resignation. We encourage, but do not require, our directors to attend annual meetings of shareholders. All of our directors, except for Mr. Park, attended the 2008 Annual Meeting of Shareholders.

Governance and Nominating Committee

The Board of Directors has established the Governance and Nominating Committee which is responsible for (i) identifying and recommending to the Board of Directors candidates to fill existing vacancies on, or to serve as additional members of, the Board of Directors or any committee thereof, (ii) considering, overseeing and implementing a process to evaluate the effectiveness of the Board of Directors (which may include an evaluation of the charters, structure, operations and membership qualifications for the Board of Directors or any committee thereof), (iii) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (iv) reviewing and evaluating all shareholder nominees for director and (v) developing and making recommendations to the Board of Directors regarding director independence. The Board of Directors has adopted a Governance and Nominating Committee Charter, a copy of which is on the Company’s website.

The Governance and Nominating Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. William P. Carmichael (Chair), John S. Lupo and S. Sam Park are members of the Governance and Nominating Committee. During 2008, the Governance and Nominating Committee met two times. The Board of Directors took action at its February 26, 2009 meeting to provide that, effective as of such date, Mr. Park will be Chair of the Governance and Nominating Committee, replacing Mr. Carmichael who will remain a member of the Governance and Nominating Committee.

Nomination of Directors

The Governance and Nominating Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Governance and Nominating Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including the nominee’s skill, integrity, diversity and business or other experience. The Governance and Nominating Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. It is the Governance and Nominating Committee’s view that directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board of Directors and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to the Company and its shareholders.

The Governance and Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including the use of outside consultants.

The Governance and Nominating Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Governance and Nominating Committee should do so by submitting the recommendation in writing to our Corporate Secretary at 6500 West Cortland Street, Chicago, IL 60707, and they will be forwarded to the Governance and Nominating Committee members for their consideration. Any such recommendation should include:

•	The number of shares of the Company held by the shareholder;

•	The name and address of the candidate;

•

A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	The candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Governance and Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Governance and Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

In 2009, all of the director nominees are directors standing for re-election.

Audit Committee

The Board of Directors has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; (ii) our independent registered public accounting firm’s qualifications, independence and services; and (iii) the performance of our audit function and independent registered public accounting firm. The Board of Directors has adopted an Audit Committee Charter, a copy of which is included on the Company’s website.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided to the Company by the independent registered public accounting firm, subject to any exceptions provided in the Exchange Act. These services may include audit services, audit-related services, tax services and other services. As part of its quarter-end review and analysis, the Company compares year-to-date fees paid to the independent registered public accounting firm to amounts pre-approved for audit services, audit-related services, tax services and other services as well as to the latest full-year estimates provided by the independent registered public accounting firm. This analysis provides the Company with the basis for monitoring services provided by the independent registered public accounting firm in accordance with pre-approved fees. Should the latest full-year estimates exceed pre-approved levels, this will be reported to the Audit Committee at the next scheduled meeting or earlier, if limits are expected to be exceeded before that time. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any such decision of such member or members must be presented to the full committee at its next scheduled meeting.

The Audit Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the Securities and Exchange Commission (“SEC”) and NASDAQ Stock Market. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director), (ii) is our affiliate or the affiliate of any of our subsidiaries, or (iii) has participated in the preparation of our financial statements or the financial statements of any of our subsidiaries at any time during the past three years. Each member of our Audit Committee satisfies this heightened standard. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. Robert P. Rohleder (Chair), William P. Carmichael and S. Sam Park are members of the Audit Committee. The Board of Directors has also determined that Robert P. Rohleder is an audit committee financial expert, as such term is defined by the rules of the SEC. During 2008, the Audit Committee met seven times.

Compensation Committee

The Board of Directors has established a Compensation Committee, which is responsible for (i) establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation programs, (ii) reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other management, evaluating the performance of the chief executive officer and other management in light of those goals and objectives, and setting the chief executive officer’s and other management’s compensation levels based on this evaluation, (iii) administering and interpreting all salary and incentive compensation plans for officers, management and other key employees (except for options issued under the Company’s stock option plans which are reviewed by the Stock Option Plan Committee), (iv) reviewing senior management compensation, (v) reviewing management organization, development and succession planning, (vi) taking any actions relating to employee benefit, compensation, and fringe benefit plans, programs, or policies of the Company, (vii) evaluating and recommending to the Board of Directors appropriate compensation for the Company’s directors, including compensation and expense reimbursement policies for attendance at Board and Committee meetings, (viii) overseeing regulatory compliance with respect to compensation matters, (ix) reviewing and approving severance or similar termination payments to any executive officer of the Company, (x) preparing reports on executive compensation and (xi) reporting activities of the Compensation Committee to the Board of Directors on a regular basis and reviewing issues with the Board of Directors as the Compensation Committee deems appropriate. The Compensation Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Compensation Committee has unlimited authority with regard to compensation matters. The Compensation Committee receives recommendations from Mr. Bazet as to the salaries of our Named Executive Officers (“NEOs”), as defined under “Compensation Discussion and Analysis” on page 7 of this Proxy Statement, and the individual and Company thresholds to be used for our Executive Bonus Program. As noted under “Compensation Discussion and Analysis – The Elements of Our Compensation Program” on page 9 of this Proxy Statement, such performance thresholds are subject to approval and ratification of the Compensation Committee.

The Compensation Committee has engaged The Delves Group, a compensation consultant, to assist the Compensation Committee in structuring compensation arrangements, especially with respect to Mr. Bazet’s compensation, and advise it as to market practices with regard to equity programs for similarly situated companies. The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of Mr. Bazet. Compensation Committee meetings are regularly attended by Mr. Bazet. At some meetings, the Compensation Committee also meets in executive session. The Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s Human Resources Department support the Compensation Committee in its duties and, along with Mr. Bazet, may be delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

The Compensation Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. Ian R. Miller (Chair), John S. Lupo and Robert P. Rohleder are members of the Compensation Committee. During 2008, the Compensation Committee met seven times.

Finance Committee

The Board of Directors has established a Finance Committee, which is responsible for reviewing and recommending to the Board of Directors financing plans and agreements and transactions that are under consideration by the Company. The Finance Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Finance Committee consists of three directors, William P. Carmichael (Chair), James R. Bazet and S. Sam Park. During 2008, the Finance Committee met one time.

Stock Option Plan Committee

The Board of Directors has established a Stock Option Plan Committee, which is responsible for administering the Company’s stock option plans. The Stock Option Plans Committee’s authority is set forth in a charter adopted by our Board of Directors, a copy of which is included on the Company’s website.

The Stock Option Plan Committee consists of three directors, each of whom the Board of Directors has determined has no material relationship with us and is otherwise independent under the rules of the NASDAQ Stock Market and the Exchange Act. John S. Lupo (Chair), Ian R. Miller and Robert P. Rohleder are members of the Stock Option Plan Committee. During 2008, the Stock Option Plan Committee did not meet.

SHAREHOLDER COMMUNICATIONS

Any shareholder who desires to contact the non-management directors or the other members of our Board may do so by writing to: Cobra Electronics Corporation, Board of Directors, 6500 West Cortland Street, Chicago, IL 60707. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chair of the Governance and Nominating Committee. All communications will be forwarded to the Chair of the Governance and Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code”), which applies solely to the Company’s officers, senior financial accounting and financial personnel and directors. The Company encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. Any waivers or amendments to the Code will be approved by the Board of Directors or the Governance and Nominating Committee and will be disclosed by publishing a statement on the Company’s website. A copy of the Code is posted on our website at www.cobra.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2009, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Common Stock
James R. Bazet	247,119	(2)	3.6%
William P. Carmichael	27,000	(3)	*
Gerald M. Laures	79,400	(4)	1.2%
John S. Lupo	2,000		*
Ian R. Miller	7,000	(5)	*
Anthony A. Mirabelli	11,000	(6)	*
S. Sam Park	10,199	(7)	*
Robert P. Rohleder	5,000		*
Michael Smith	160,130	(8)	2.3%
All directors, director nominees and executive officers as a group (9 persons)	548,848	(9)	8.0%

*	Less than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	The amount includes 189,116 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(3)	The amount includes 7,000 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.
(4)	The amount includes 5,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(5)	The amount represents 7,000 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.
(6)	The amount includes 10,000 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.
(7)	The amount includes 4,199 shares and 3,000 shares owned by The Xandi Park Trust and The Tephi Park Trust, respectively, for both of which Mr. Park is trustee.
(8)	The amount includes 158,530 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.
(9)	The amount includes 376,646 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, the only beneficial owners as of December 31, 2008 of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Common Stock
Mackenzie Financial Corporation	647,500	(2)	10.0%
180 Queen Street West
Toronto, Ontario M5V 3K1

Franklin Resources, Inc.	540,000	(3)	8.3%
One Franklin Parkway
San Mateo, CA 94403-1906

Dimensional Fund Advisors LP	427,122	(4)	6.6%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

DePrince, Race & Zollo, Inc.	329,097	(5)	5.1%
250 Park Ave South, Suite 250
Winter Park, FL 32789

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)

This information is based upon a Schedule 13G filed by Mackenzie Financial Corporation (“Mackenzie”) with the SEC on January 20, 2009. Mackenzie has sole voting power and sole dispositive power over 647,500 shares.

(3)

This information is based upon a Schedule 13G filed by Franklin Resources, Inc. (“FRI”) with the SEC on February 6, 2009. The securities reported are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. The Schedule 13G indicates that, as of December 31, 2008, Franklin Advisory Services, LLC had sole voting power and sole dispositive power over 540,000 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI, Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any pecuniary interest in any of the shares.

(4)

This information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2009. Dimensional has sole voting power over 426,622 shares and sole dispositive power over 427,122 shares, none of which are actually owned by it. Dimensional (formerly, Dimensional Fund Advisors Inc.), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of such shares.

(5)

This information is based upon a Schedule 13G filed by DePrince, Race & Zollo, Inc. (“DePrince”) with the SEC on February 6, 2009. DePrince has sole voting power and sole dispositive power over 329,097 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the Company’s other named executive officers (“NEOs”) for 2008. It includes information regarding, among other things, the overall philosophy and objectives of our compensation program and each element of compensation that we provide.

Compensation Philosophy and Policies

The Compensation Committee’s overall goal in designing our compensation program is to maximize the interests of our shareholders. In order to do so, the Compensation Committee has designed the Company’s compensation program to promote individual performance and to be competitive with market practices in order to attract, retain and motivate talented individuals. The Company’s compensation program also seeks to hold our executives accountable and reward them appropriately for the success of our Company. Accordingly, the Compensation Committee strives to create an executive compensation program that is competitive as well as reflective of Company-wide, segment and/or individual performance. The Compensation Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Company’s executive compensation program includes base salaries, annual performance-based bonuses, equity awards and a deferred compensation program. We believe that base salaries, which are focused on the market practices of similarly situated companies, are designed to attract and retain our executives. For this purpose, the Compensation Committee uses salary survey data of comparably situated companies from Economic Research Institute to guide it in its compensation recommendations. Bonuses, however, are designed to motivate our NEOs to achieve specific performance goals that the Compensation Committee has determined are in the best interest of the Company and its shareholders. The other elements of compensation are set primarily based on market practices and are driven by the Compensation Committee’s philosophy that personal benefits, including retirement and health and welfare benefits, should be available to the Company’s employees on a non-discriminatory basis.

Objectives of Our Compensation Program

The Compensation Committee administers the Company’s various incentive plans, including its annual incentive plan, other than the Company’s stock option plans. In addition, the Compensation Committee reviews in detail with the Board of Directors the compensation of the NEOs. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by the Compensation Committee and the Stock Option Plan Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting, retaining and motivating well-qualified executive officers and key employees and aligning their interests with those of the Company’s shareholders. The program is organized around four fundamental principles:

A Substantial Portion of the NEO’s Compensation Opportunity Should Be Performance-Based

Our compensation program is designed to reward superior performance. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each NEO relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. It accomplishes this in a number of ways. In terms of cash compensation, each of our NEOs is entitled to bonus opportunities pursuant to the terms of the NEO’s employment agreement, if any, or the 2008 Executive Bonus Structure. Whether and to what extent bonuses are paid depends entirely on the extent to which the Company-wide, segment and/or individual goals set by the Compensation Committee or set forth in such NEO’s employment agreement are attained. For 2008, the Compensation Committee adjusted the amounts that the Company’s NEOs (other than Mr. Bazet) would have received under the 2008 Executive Bonus Structure because of extraordinary and unusual events affecting the Company’s financial results.

A Portion of NEO Compensation May Be Delivered in the Form of Equity Awards

The Stock Option Plan Committee may grant options to purchase shares of the Company’s common stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors, subject to approval by the Stock Option Plan Committee, that certain key employees be granted options to purchase common stock under the Company’s stock incentive plans. In 2008, the Compensation Committee recommended and the Stock Option Plan Committee granted no plan-based awards to the NEOs.

Our Compensation Program for NEOs Should Enable Us to Compete for High-Quality Executive Talent

Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. As part of its decision-making process, the Compensation Committee uses, as a guide, salary survey data of comparably situated companies from Economic Research Institute. The Compensation Committee regularly reviews the compensation practices of companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, specifically small and mid-sized consumer electronics products companies, as well as publicly held businesses with a scope and complexity similar to that of the Company. The Compensation Committee does not attempt to set each compensation element for each executive within a particular range relative to levels provided by comparable companies. Instead, the Compensation Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of the NEO’s role and responsibilities, leadership and growth potential. In addition, when making decisions with regard to the compensation of our NEOs, the Compensation Committee also considers the perquisites that each NEO receives, the deferred compensation arrangements for such NEO and the post-termination commitments applicable to such NEO, as well as the aggregate compensation received by such NEOs in past years.

Our Compensation Program for NEOs Should Be Fair and Perceived as Such, Both Internally and Externally

The Compensation Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs (i) to the compensation, as described above, provided to officers of comparable companies as a means to measure external fairness; and (ii) for equity awards, to other senior employees of the Company, as a means to measure internal fairness, generally by reviewing aggregate compensation received by such NEOs.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Compensation Committee chooses to include the items in the compensation program.

Cash Compensation

Our 2008 compensation program for NEOs was designed so that a significant portion of their total compensation was delivered in the form of cash or incentive payment opportunities. Cash compensation is paid in the form of salary or incentive payments pursuant to the NEO’s employment agreement or the 2008 Executive Bonus Structure. Performance-based incentive payments are included in the NEO’s compensation package because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for our company. The components comprising the cash portion of total compensation are described on pages 9 and 10 of this Proxy Statement.

Salary. Mr. Bazet’s base salary for 2008 was determined pursuant to such NEO’s employment agreement. While the Compensation Committee may adjust the minimum base salary provided for in the NEO’s employment agreements, no such adjustment was made to Mr. Bazet’s salary in 2008 or in the previous years covered by the employment agreement. For Messrs. Smith, Mirabelli and Laures, the base salary for each NEO was determined by the Compensation Committee at its meeting in February 2008, with increases retroactive to January 1, 2008. In reviewing and setting the annual salary of Messrs. Smith, Mirabelli and Laures, the Compensation Committee considered each element of compensation paid to the NEOs, including perquisites, deferred compensation and post-termination compensation, as well as the historical compensation of such NEO. The Compensation Committee also considered Mr. Bazet’s recommendation, which is based on individual contribution and performance, reporting structure, internal pay relationship, complexity, importance of the NEO’s role and responsibilities, leadership and growth potential as well as salary survey data of comparably situated companies from Economic Research Institute. In reviewing the recommendations of Mr. Bazet, the Compensation Committee provided input to Mr. Bazet, and Mr. Bazet submitted final recommendations to the Compensation Committee with respect to the base salaries of Messrs. Smith, Mirabelli and Laures. Such final recommendations reflected the input provided to Mr. Bazet by the Compensation Committee.

Incentive Payments. The amount of cash compensation that is provided in the form of an incentive payment is generally determined according to the amount that is provided in the form of salary and, assuming threshold performance levels are met, is usually a significant percentage of that amount. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company-wide, segment and/or individual performance goals. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s consolidated pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions. For 2008, Mr. Bazet received a bonus of $92,477 pursuant to his employment agreement.

Messrs. Smith and Mirabelli are entitled to incentive payments pursuant to their employment agreements, and Mr. Laures’s incentive payment is determined according to the discretion of the Compensation Committee. Mr. Smith’s employment agreement provides that he will be paid an annual incentive payment targeted at 35% of his base salary of which up to 65% is for the achievement of Company-wide or segment goals and up to 35% is for the achievement of individual performance goals that are set by the Compensation Committee. Pursuant to Mr. Mirabelli’s employment agreement, he will be paid an annual incentive payment of 35% of his base salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Executive Bonus Structure. At the discretion of the Compensation Committee, the incentive payment for Mr. Laures in 2008 provides that he will be paid an annual incentive payment targeted at 35% of his base salary of which 65% is for the achievement of Company-wide or segment goals and 35% is for the achievement of individual performance goals that are set by the Compensation Committee. The Compensation Committee believes that, for Messrs. Smith, Mirabelli and Laures, an incentive payment targeted at 35% of each NEO’s base salary is at a level appropriate to provide sufficient motivation for each NEO to achieve specific performance goals that the Compensation Committee has determined are in the best interest of the Company and its shareholders and is consistent with the Company’s historical allocation of cash compensation.

The Compensation Committee implements the incentive payment structure contemplated by the employment agreements and granted to Mr. Laures with the 2008 Executive Bonus Structure. This program provides cash incentive compensation to our NEOs (with the exception of Mr. Bazet) only if, and to the extent that, certain pre-established performance goals outlined for each NEO are met. Under the 2008 Executive Bonus Structure, the performance goals consist of certain individual performance objectives and an operational component measured against targeted pre-tax profit levels of the Company’s Cobra segment, except with respect to Mr. Smith for whom pre-tax profit will be calculated based on the Company’s consolidated results including the Company’s Cobra Electronics UK Limited and Performance Products Limited subsidiaries, as discussed below. The Cobra segment performance thresholds under the 2008 Executive Bonus Structure were recommended by Mr. Bazet and were based on management’s internal forecast of pre-tax profit, which is approved annually by the Board of Directors. The process for developing this earnings forecast, is a “bottom up” approach, reflecting forecasts for all significant customers by product line and for major costs items. In addition, the individual performance goals, most of which are closely aligned with key initiatives identified during the Company’s annual plan forecasting process, are recommended by Mr. Bazet to the Compensation Committee. In reviewing the recommendations of Mr. Bazet, the Compensation Committee provided input to Mr. Bazet, and Mr. Bazet submitted final recommendations to the Compensation Committee, which reflected the input provided to Mr. Bazet by the Compensation Committee.

Under the 2008 Executive Bonus Structure, each NEO that achieves 100% of his performance goals is entitled to receive a “target” award of 35% of his 2008 base salary, which the Compensation Committee believes sufficiently incentivizes our NEOs to pursue objectives consistent with the overall goals and strategic direction that the Board of Directors has set for our company. Of this award, 35% is based on achieving individual performance objectives and a minimum pre-tax profit threshold while the remaining 65% is based on achieving the target pre-tax profit levels. The 2008 Executive Bonus Structure also provides for bonuses of 3% of the annual base salary in addition to the “target” award level if certain pre-tax profit targets are reached.

Under the 2008 Executive Bonus Structure, at the end of the fiscal year, Mr. Bazet is responsible for assessing the actual performance of Messrs. Smith, Mirabelli and Laures against each NEO’s performance goals and recommending any award under the 2008 Executive Bonus Structure based on the percentage of individual performance objectives achieved and whether any of the target pre-tax profit levels of the Company have been met. For 2008, the achievement of target pre-tax profit levels of the Company applicable to the 2008 Executive Bonus Structure were affected by extraordinary and unusual events affecting the Company’s financial results, including writedowns of goodwill required by United States generally accepted accounting principles and changes in the cash surrender value of life insurance policies held by the Company to repay the Company’s obligations under deferred compensation plans. In light of these factors, the Compensation Committee, after consultation with Mr. Bazet, determined that it would be appropriate to make adjustments to the amounts that would have been received under the 2008 Executive Bonus Structure. These adjustments resulted in Messrs. Smith, Mirabelli and Laures receiving incentive payments for 2008 of $65,713, $27,500 and $13,250, respectively.

Equity Compensation

As described above, the Compensation Committee, in consultation with the Stock Option Plan Committee, may provide that a portion of each NEO’s compensation be in the form of equity awards. We grant equity awards to our NEOs because we believe that such awards serve to align the interests of our NEOs and our shareholders. The Compensation Committee has engaged The Delves Group, a compensation consultant, to assist the Compensation Committee in evaluating its equity programs and advise it as to market practices with regard to equity programs for similarly situated companies, including various types of equity compensation plans. In its role as compensation consultant, The Delves Group met periodically with the Compensation Committee in order to advise it regarding decisions about equity awards.

The number of stock options provided to each NEO in a given year is generally determined by the Stock Option Plan Committee. The Stock Option Plan Committee makes annual decisions regarding appropriate grants of stock options, and these grant levels are set based on the position level of key employees. When determining the grant levels that apply to each position level, the Stock Option Plan Committee considers the Company’s financial performance in the prior year, each key employee’s level of responsibility, historical award data and the total shares remaining available for grant under the Company’s stock option plans. In determining award sizes, the Stock Option Plan Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis. In determining the amount of the awards made to the NEOs, the Stock Option Plan Committee considers the limited number of shares available and the internal fairness of the grants, including the relative differences in grant sizes of the NEOs and other key employees at the same level in the Company, as well as the recommendations of Mr. Bazet. In 2008, the Stock Option Plan Committee granted no plan-based awards to the NEOs.

While the bulk of our stock option awards to NEOs have historically been made pursuant to the NEOs’ employment agreements, the Stock Option Plan Committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. The Stock Option Plan Committee will continually evaluate its equity award program and consider factors such as the relative merits of cash and equity as a device for retaining and incentivizing the NEOs. We do not have any program, plan or practice to time awards in coordination with the release of material non-public information. The Company currently has 10,568 options to purchase shares of common stock available for grant to NEOs and other employees under its existing stock option plans. In 2009, the Compensation Committee plans to evaluate and make a recommendation to the Board of Directors with respect to the possible implementation of a new equity compensation plan providing for the issuance of stock options or other equity based compensation to NEOs and other key employees of the Company.

Perquisites

Our NEOs receive perquisites provided by or paid for by us. Messrs. Bazet, Smith and Mirabelli receive, pursuant to their employment agreements, an annual allowance of $23,000, $10,000 and $10,000, respectively, for perquisites of their choice. At the discretion of the Compensation Committee, Mr. Laures also receives an annual allowance of $10,000 for perquisites of his choice. The perquisites selected by these executives have included car allowances, health-club memberships and purchases of exercise equipment. We provide these perquisites because these perquisites are provided to named executive officers by many of the companies with which we compete for executive talent. It is therefore necessary for retention and recruitment purposes that we do the same in order for our compensation to remain competitive.

The Compensation Committee reviews the perquisite allowance provided to its NEOs on a regular basis, in an attempt to ensure that the allowance continues to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our shareholders.

Retirement Plans

We maintain certain benefit plans, which we refer to as deferred compensation plans, that provide retirement benefits to certain executives and members of management.

These deferred compensation plans are not funded plans, and, except for Mr. Bazet pursuant to his employment agreement, the Company is under no obligation to set aside any funds for the purpose of making payments under such plans. Pursuant to Mr. Bazet’s employment agreement, the Company is required to place amounts invested with respect to Mr. Bazet’s deferred compensation plan into a Rabbi Trust for his benefit. While the Company does not set aside any funds to fund the deferred compensation plans, the Company maintains insurance policies on the lives of certain current and former senior executives to provide a mechanism to pay retirement benefits under its deferred compensation plans and recoup the cost through death benefits. The Company’s insurance policy on the life of Mr. Bazet is held in the Rabbi Trust as described above. Any payments under the deferred compensation plans will be made out of the general assets of the Company. We provide this benefit to remain competitive and attract and retain our NEOs.

Additional information regarding our deferred compensation plans is found under the heading “2008 Pension Benefits” on pages 15 and 16 of this Proxy Statement.

Post-Termination Compensation

Certain members of our senior management team, including our NEOs, are entitled to post-termination compensation pursuant to either the terms of such NEO’s employment agreement or the deferred compensation plan applicable to such NEO. These agreements and arrangements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or upon a “Change of Control,” as these terms are defined in the applicable agreements and plan documents. Additional information regarding the Company’s severance arrangements, including a definition of key terms and a discussion of benefits that would have been received by our NEOs had termination occurred on December 31, 2008, is found under the heading “Potential Payments upon Termination or Change in Control” on pages 17-21 of this Proxy Statement.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a transaction resulting in a change in control of the Company. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Savings Plan

Under our Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 75% of their base salaries on a before-tax basis, up to the yearly statutory maximum, into their Savings Plan accounts. In addition, under the Savings Plan, we match an amount equal to $.50 for every $1.00 contributed by the participant up to 6% of each participant’s contribution, not to exceed the statutory maximum. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, death or disability or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Pursuant to IRS rules, effective for 2008, the Savings Plan limits the “annual additions” that can be made to a participating employee’s account to $46,000 per year. “Annual additions” include our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

Of those annual additions, the current maximum before-tax contribution is $15,500 per year. In addition, no more than $230,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $46,000 limitation on annual additions or the $15,500 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year.

The Savings Plan also allows the Company to make discretionary profit sharing contributions to the Savings Plan for the benefit of participating employees, including our NEOs, for any calendar year in an amount determined by the Board of Directors. Whether or not the Board of Directors makes a discretionary contribution and the size of such contribution is dependent upon the performance of the Company. A participant’s share of the discretionary contribution is determined pursuant to that participant’s eligible wages for the calendar year as a percentage of eligible wages for all participants for the calendar year. In 2008, the Board of Directors did not make a discretionary profit sharing contribution to the Savings Plan.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient.

Code of Ethics.

The Cobra Electronics Corporation Code of Business Conduct and Ethics for Officers, Senior Financial Accounting and Financial Personnel and Directors (the “Code of Ethics”) prohibits our directors, officers and accounting and finance personnel from engaging in selling short our common stock. The Code of Ethics also prohibits our directors and NEOs from buying or selling our common stock for at least three business days after material nonpublic information is released to the public. Additionally, the Code of Ethics prohibits our directors and NEOs from buying or selling our common stock thirty days prior to and three business days after the Company’s first, second and third quarter earnings releases and sixty days prior to and three business days after the fourth quarter earnings release.

2009 Executive Incentive Payment Plan

On March 4, 2009, the Compensation Committee adopted the 2009 Executive Incentive Payment Plan for the Company’s executive officers, including the NEOs (other than Mr. Bazet). Under the 2009 Executive Incentive Payment Plan, the NEOs are entitled to earn cash bonus compensation based upon the achievement of certain pre-established performance goals for 2009 outlined in the 2009 Executive Incentive Payment Plan. Similar to the 2008 Executive Bonus Structure, the performance goals consist of certain individual performance objectives and an operational component measured against targeted operating profit levels of the Company. If a participant achieves 100% of the participant’s Performance Goals, the participant will receive the “target” award, which is equal to 35% of the participant’s 2009 base salary. 30% of the “target” award will be based on achieving the individual performance objectives and 70% of the “target” award will be based on the Company achieving the target operating profit levels. The 2009 Executive Incentive Payment Plan also provides for incentive payments of 2.5% of the annual base salary in addition to the “target” award level if certain operating profit targets are reached. For purposes of the 2009 Executive Incentive Payment Plan, operating profit will be calculated based on the Company’s consolidated results, without regard to extraordinary or other nonrecurring or unusual items in accordance with generally accepted accounting principles unless the Compensation Committee determines that any such item shall not be disregarded.

As in prior years, the Compensation Committee’s objective in formulating the 2009 Executive Incentive Payment Plan for the Company’s executive officers, including the NEOs (other than Mr. Bazet), was to establish the Company’s operating profit targets and individual performance thresholds at levels that are challenging yet achievable; and, accordingly, the Compensation Committee believes that achievement of both is likely for 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Proxy Statement to be filed in connection with the Company’s 2009 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Ian R. Miller (Chairman)

John S. Lupo

Robert P. Rohleder

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4) (5)	Total ($)
James R. Bazet	2008	517,542	50,000	101,088	92,477	49,009	29,900	840,016
Chairman and Chief Executive Officer	2007	497,600	—	81,719	—	221,639	29,750	830,708
(principal executive officer)	2006	478,466	—	—	—	471,941	29,600	980,007

Michael Smith	2008	283,400	—	30,363	65,713	124,569	16,900	520,945
Senior Vice President and Chief Financial	2007	272,500	—	33,022	—	102,209	16,750	424,481
Officer (principal financial officer)	2006	262,500	—	30,022	—	124,093	16,600	433,215

Anthony A. Mirabelli	2008	286,000	—	26,957	27,500	75,053	16,900	432,410
Senior Vice President, Marketing	2007	275,000	—	21,792	—	50,994	16,750	364,536
and Sales	2006	266,501	—	—	—	67,592	16,600	350,693

Gerald M. Laures	2008	216,315	—	13,478	13,250	46,484	16,373	305,900
Vice President—Finance and Corporate	2007	209,000	—	10,896	—	40,104	16,151	276,151
Secretary	2006	202,001	—	—	—	59,144	15,798	276,943

(1)

Includes the payment of a special cash bonus to Mr. Bazet in the amount of $50,000, which was approved by the Compensation Committee on July 22, 2008, for the purpose of allowing him to use the after-tax proceeds thereof to make market purchases of shares of the Company’s common stock, the amount of which totaled 13,900 shares.

(2)

Amounts shown in this column represent amounts recognized for financial statement purposes for stock option awards granted in prior years in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) disregarding, in accordance with the rules of the SEC, any estimate of forfeitures related to service-based vesting conditions. Please see Note 15, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for the relevant assumptions used to determine the compensation expense of such awards.

(3)

Amounts shown in this column include the aggregate increase in actuarial present value of each of the NEO’s benefits under our Executive Deferred Compensation Plan, dated May 11, 1999 and our Deferred Compensation Plan for Select Executives, dated December 21, 1999, as applicable. The assumptions used to calculate the amounts shown are the same as those used for financial reporting purposes. The calculation of the deferred compensation liability for each NEO is determined by the use of several key assumptions, including anticipated compensation for each NEO and in part is dependent upon the anticipated future profitability of the Company, both of which may change from year to year.

(4)

Amounts shown in this column include perquisite allowances paid directly to our NEOs. Messrs. Bazet, Smith and Mirabelli receive, pursuant to the terms of their employment agreements, an annual allowance of $23,000, $10,000 and $10,000, respectively, for perquisites of their choice. At the discretion of the Compensation Committee, Mr. Laures received a $10,000 perquisite allowance for perquisites of his choice.

(5)

Amounts shown in this column include contributions made by the Company on behalf of each of the NEOs to the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. In 2008, the Company’s match contributed $6,900 to each 401(k) account for Messrs. Bazet, Smith and Mirabelli and $6,373 to Mr. Laures’ 401(k) account.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Employment Agreements

During 2008, Messrs. Bazet, Smith and Mirabelli were employed pursuant to agreements with our Company. On December 31, 2008, Mr. Mirabelli’s employment agreement with the Company was amended to revise the benefits to which Mr. Mirabelli would be entitled following a termination of employment by Mr. Mirabelli for good reason. Mr. Laures did not have an employment agreement with the Company during 2008. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities and entitlement to participate in our benefit plans. Mr. Bazet’s employment agreement expires July 31, 2009 and the Company and Mr. Bazet have agreed to extend the period set forth in his employment agreement to finalize the agreement specifying the terms of his continued employment with the Company. The employment agreements for Messrs. Smith and Mirabelli have no expiration dates.

For 2008, the minimum base salary established by Mr. Bazet’s employment agreement was $509,000. The minimum base salaries established by the Compensation Committee for Messrs. Smith, Mirabelli and Laures were $283,400, $286,000 and $216,315, respectively. The salary of each of the NEOs is subject to an annual review by the Compensation Committee.

In addition, the employment agreements provide annual bonuses for each of the NEOs. Mr. Bazet is entitled to 2.5% of the Company’s pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions, plus an additional bonus amount payable of $50,000 or $75,000 if pre-tax operating profit in any employment year exceeds $10 million (but is less than $15 million) or exceeds $15 million, respectively. For 2008, Mr. Bazet received a bonus of $92,477 pursuant to his employment agreement. In addition, on July 22, 2008, the Compensation Committee approved the payment of a special cash bonus to Mr. Bazet in the amount of $50,000 for the purpose of allowing him to use the after-tax proceeds thereof to make market purchases of shares of the Company’s common stock, the amount of which totaled 13,900 shares.

Pursuant to the terms of their employment agreements, Messrs. Smith and Mirabelli are entitled to a bonus if certain agreed upon performance goals are satisfied. For 2008, the terms of the bonus for Messrs. Smith, Mirabelli and Laures were governed by the 2008 Executive Bonus Structure. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 7, the Company’s 2008 Executive Bonus Structure provides cash bonus compensation to our NEOs (with the exception of Mr. Bazet) only if and to the extent that, certain pre-established Cobra segment (or, in Mr. Smith’s case, consolidated results including the Company’s Cobra Electronics UK Limited and Performance Products Limited subsidiaries) and individual performance goals outlined for each NEO are met. For 2008, the achievement of target pre-tax profit levels of the Company applicable to the 2008 Executive Bonus Structure were affected by extraordinary and unusual events affecting the Company’s financial results as discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 7. In light of these factors, the Compensation Committee, after consultation with Mr. Bazet, determined that it would be appropriate to make adjustments to the amounts that would have been received by Messrs. Smith and Mirabelli under the 2008 Executive Bonus Structure. These adjustments resulted in Messrs. Smith and Mirabelli receiving incentive payments for 2008 of $65,713 and $27,500, respectively.

Pursuant to the employment agreements, each of the NEOs is also entitled to the following annual perquisite allowance: Mr. Bazet, $23,000; Mr. Smith, $10,000; and Mr. Mirabelli, $10,000. Under the employment agreements, Messrs. Bazet, Smith and Mirabelli are entitled to use such amounts for the perquisites of their choice. In the past, such perquisites have included car allowances, health-club memberships and purchases of exercise equipment. Mr. Laures’ perquisite allowance is granted annually at the discretion of the Compensation Committee, and for 2008, Mr. Laures received a perquisite allowance of $10,000, to be used for the perquisites of his choice.

The employment agreements and the deferred compensation plan applicable to each NEO provides for post-termination compensation. Please see “Potential Payments Upon Termination or Change in Control” beginning on page 17 of this Proxy Statement for a description of such arrangements.

Awards

In 2008, the Compensation Committee did not recommend and the Stock Option Plan Committee did not grant plan-based awards to the NEOs.

Salary and Bonus in Proportion to Total Compensation

Our compensation program for NEOs for 2008 was designed so that a portion of their total compensation was delivered in the form of equity awards in addition to cash or bonus opportunities. In 2008, our NEOs received approximately 68% of their total compensation in the form of salary and approximately 10% of their compensation in the form of incentive payments. Please see “Compensation Discussion and Analysis” beginning on page 7 of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
James R. Bazet	51,616		4.1250	8/1/09
	100,000		6.2500	7/31/10
	18,750	56,250	10.7800	2/28/17
Michael Smith	43,530		6.5625	1/30/11
	75,000		7.0300	1/30/12
	10,000		7.1500	1/14/13
	10,000		9.5500	2/18/14
	7,500	2,500	7.5600	1/17/15
	5,000	15,000	10.7800	2/28/17
Anthony A. Mirabelli	5,000	15,000	10.7800	2/28/17
Gerald M. Laures	2,500	7,500	10.7800	2/28/17

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding stock options:

Name	Award Type	Grant Date	2/28/09	2/28/10	2/28/11
James R. Bazet	Stock Options	3/01/07	18,750	18,750	18,750

			1/17/09
Michael Smith	Stock Options	1/18/05	2,500

			2/28/09	2/28/10	2/28/11
	Stock Options	3/01/07	5,000	5,000	5,000

			2/28/09	2/28/10	2/28/11
Anthony A. Mirabelli	Stock Options	3/01/07	5,000	5,000	5,000

			2/28/09	2/28/10	2/28/11
Gerald M. Laures	Stock Options	3/01/07	2,500	2,500	2,500

2008 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1) (2)	Payments During Last Fiscal Year ($)
James R. Bazet	Executive Deferred Compensation Plan	11	2,607,062	—
Michael Smith	Deferred Compensation Plan for Select Executives	7	955,583	—
Anthony A. Mirabelli	Deferred Compensation Plan for Select Executives	10	1,081,301	—
Gerald M. Laures	Deferred Compensation Plan for Select Executives	10	810,647	—

(1)

The amounts shown in this column include the actuarial present value at December 31, 2008 of each of the NEO’s benefits under the Executive Deferred Compensation Plan, dated May 11, 1999, and the Deferred Compensation Plan for Select Executives, dated December 21, 1999, as applicable, and are recorded as long-term liabilities. The assumptions used to calculate the amounts shown are the same as those used for financial reporting purposes, except that, in accordance with the rules of the SEC, the retirement age for each of the NEOs is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

(2)	This computation assumes Mr. Bazet is credited with 15 years of service under the plan.

The Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. This plan was negotiated by the Company and Mr. Bazet at the time Mr. Bazet commenced employment with the Company. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. Subsequently his vested percentage increased in 10% increments annually, to 40% vested, when he had seven years of service and, thereafter, increased in 20% increments until he was fully vested at ten years of service on August 1, 2007. Under the terms of the Executive Deferred Compensation Plan, Mr. Bazet will be deemed to have completed 12 years of service if his employment is terminated by the Company for reasons other than for cause (as defined in the plan) or he incurs a voluntary change in status (as defined in the plan) and ten years of service in the event of Mr. Bazet’s disability or a change in control (as defined in the plan).

If Mr. Bazet’s employment is terminated for reasons other than death, his total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. As of December 31, 2008, Mr. Bazet had completed eleven years of service with the Company for purposes of the Executive Deferred Compensation Plan. The estimated benefits payable upon retirement to Mr. Bazet are not determinable because future salary information and the age at which Mr. Bazet will retire are unknown. Assuming that Mr. Bazet is fully vested under the Executive Deferred Compensation Plan upon retirement and that his average annual compensation equals the aggregate of his 2008 salary and bonus pursuant to his employment agreement, Mr. Bazet will be entitled to a yearly benefit under the plan of $366,011. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for ten years, plus one year for each year of service in excess of ten years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

Mr. Bazet’s beneficiary is entitled to receive benefits under the Executive Deferred Compensation Plan in the event of Mr. Bazet’s death while employed at the Company and prior to Mr. Bazet’s receipt of retirement payments under the plan. Total annual benefits will be equal to the greater of (i) 100% of Mr. Bazet’s annual salary in the year of his death and (ii) the amount of payment Mr. Bazet would have received if his employment had terminated for reasons other than his death or for cause.

Deferred Compensation Plan for Select Executives

The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Michael Smith, Anthony A. Mirabelli and Gerald M. Laures. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. Under the terms of the Deferred Compensation Plan for Select Executives, the participant will be deemed to have completed ten years of service in the event of the participant’s disability or a change in control (as defined in the plan).

If the participant’s employment is terminated for reasons other than death or for cause (as defined in the plan), the total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. As of December 31, 2008, Messrs. Mirabelli and Laures had each completed ten years of service with the Company and Mr. Smith had completed seven years of service with the Company for purposes of the Deferred Compensation Plan for Select Executives. The estimated benefits payable upon retirement to Messrs. Smith, Mirabelli and Laures under the plan are not determinable because future salary information and the age at which each participant will retire are unknown. Assuming, however, that each participant is fully vested under the Deferred Compensation Plan for Select Executives upon retirement and that each participant’s average annual compensation equals the aggregate of such participant’s 2008 salary and incentive plan compensation, Messrs. Smith, Mirabelli and Laures will be entitled to a yearly benefit under the plan of $174,557, $156,750 and $114,783, respectively. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a ten year period.

The participant’s beneficiary is entitled to receive benefits under the Deferred Compensation Plan for Select Executives in the event of the participant’s death while employed at the Company and prior to the participant’s receipt of retirement payments under the plan. Total annual benefits will be equal to 50% of the participant’s annual salary in the year of such participant’s death.

In the table above, the present value of the current accrued benefit with respect to each NEO under both the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Select Executives is based on assumptions about the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The discount rate for 2008 was 7 percent, the same as used in 2007. The compensation increase assumptions are based on historical experience and anticipated future performance, including for Mr. Bazet forecasts of future consolidated pretax income since his bonus is based on 2.5% of the Company’s pre-tax operating profit.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “Post-Termination Compensation” on page 11 of this Proxy Statement, we have provided for post-termination compensation under our NEOs employment agreements and the deferred compensation plan applicable to such NEO. A description of the terms of each of these types of arrangements and a table that includes the post-termination payments from the deferred compensation plan applicable to such NEO, assuming termination occurred at December 31, 2008, follows:

Employment Agreements

The employment agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the employment of NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the Employment Agreements is an understanding of the definitions of “Cause” and, in the case of the employment agreement for Mr. Bazet, “Change in Status” and in the case of the employment agreements for Messrs. Smith and Mirabelli, “Material Negative Change,” which are used in those agreements. For purposes of the Employment Agreements:

•

The Company has “Cause” to terminate the NEOs employment if (i) the NEO is convicted of embezzlement, misappropriation, theft or other criminal conduct related to the property or assets of the Company, (ii) in the case of Mr. Bazet, his conviction of a felony, or (iii) in the case of Messrs. Bazet and Smith, subject to certain exceptions, the willful refusal to perform or a substantial disregard of the NEO’s duties.

•

Mr. Bazet may terminate his agreement for a “Change in Status” and Messrs. Smith and Mirabelli may terminate their agreement for a “Material Negative Change” (and thereby enabling the NEOs to gain access to certain benefits described below) if certain events occur. In the case of Mr. Bazet, a “Change in Status” is defined as follows: (i) subject to certain exceptions, Mr. Bazet’s removal as a director of the Company prior to the termination of Mr. Bazet’s full-time employment, (ii) Mr. Bazet’s demotion in title, responsibilities or duties, (iii) the prevention of Mr. Bazet by the Board of Directors or employees of the Company from exercising the duties and responsibilities of the President or Chief Executive Officer, and, as a result, Mr. Bazet voluntarily terminates his employment with the Company, or (iv) an uncured breach of a material term of Mr. Bazet’s employment agreement. In the case of Messrs. Smith and Mirabelli, a “Material Negative Change” is generally defined as follows: (a) (i) a material diminution in NEO’s authority, duties or responsibilities as an officer of the Company, (ii) a material change in the geographic location at which the NEO must perform his services to the Company or (iii) a material breach by the Company of the terms of the NEO’s employment agreement pursuant to which he provides services to the Company and (b) the NEO has: (i) provided notice to the Company of the existence of the material negative change within 90 days of the initial existence of such change, (ii) the Company does not remedy the material negative change within 30 days of the Company’s receipt of such written notice and (iii) as a result of the material negative change not being remedied, the NEO’s employment by the Company terminates after such 30-day period and not later than twelve months after the initial existence of one or more of the material negative changes, and such termination is not by the Company for Cause or after the occurrence of an event constituting Cause.

The employment agreements generally include non-compete and non-solicit provisions that would apply for the period during which Messrs. Bazet and Smith receive their respective severance payments and, in the case of Mr. Mirabelli, one year with respect to non-solicit provisions following the NEO’s termination of employment. The employment agreements also include confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables, shown on pages 18-20 of this Proxy Statement, which assume that the termination had taken place on December 31, 2008, the last day of our most recent fiscal year.

Payment Obligations Under Employment Agreements upon Termination of Employment of NEO

The following tables set forth our payment obligations under the Employment Agreements under the circumstances specified upon a termination of the employment of our NEOs. The table assumes that the termination took place on December 31, 2008.

Mr. Bazet’s Employment Agreement

	For Cause	Death or Disability		Without Cause	Company Fails to Deliver Timely Notice Agreement of Renewal	Change in Status
Unpaid base salary through date of termination	X	X		X	X	X
Earned but unpaid bonus for fiscal years ending prior to termination		X	(1)	X	X	X
Employee benefits accrued and vested through date of termination	X	X		X	X	X
Gap Insurance Coverage (2)		X		X	X	X
Termination Date Payment of $32,000		X	(3)	X	X	X
Severance Payments (4)				X	X	X
Earned but unpaid bonuses for fiscal years ending after the termination date		X		X	X
Vesting of Stock Options (5)			(6)	X	X	X

(1)	The employment agreement provides that such bonus shall be pro-rated to the date of death or disability.
(2)

The employment agreement provides that the Company shall pay for health insurance coverage for Mr. Bazet and his spouse from the date of termination of the COBRA insurance coverage until the earlier of (i) Mr. Bazet’s 65th birthday and (ii) the date Mr. Bazet becomes eligible to obtain insurance coverage from another employer or, in the event of Mr. Bazet’s death prior to the events in (i) and (ii), until the date that would have been Mr. Bazet’s 65th birthday. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2008, (ii) Mr. Bazet continues to receive such benefits until age 65, (iii) an annual discount rate of 7% and (iv) our health care costs remain constant is $22,516.

(3)	Mr. Bazet will be eligible to receive the Termination Date Payment of $32,000 in the event of termination by reason of disability.
(4)

Pursuant to Mr. Bazet’s employment agreement, he is entitled to receive severance payments, payable every two weeks, in an amount equal to the greater of (i) his base salary for the remainder of the employment period and (ii) six months of the current base salary. The projected present value of severance payments assuming (i) termination occurred on December 31, 2008, (ii) Mr. Bazet continues to receive such payments until the end of the severance term and (iii) an annual discount rate of 7% is $301,792.

(5)

Mr. Bazet’s stock options will vest in the event of a change of control (as defined in the employment agreement). At December 31, 2008, any stock options that would have vested as a result of a change in control had no aggregate in-the-money value.

(6)

Stock options will be treated in accordance with their original terms. Pursuant to the 2000 Stock Option Plan, options may be exercised after the death of the optionee to the extent exercisable on the date of such optionee’s death and may thereafter be exercised by such optionee’s beneficiary until the earliest to occur of (i) one year after the date of death and (ii) the expiration date of the option.

Mr. Smith’s Employment Agreement

	For Cause	Death or Disability	Termination For Reasons Other Than Cause	Material Negative Change
Unpaid base salary through date of termination	X	X	X	X
Severance Payments (1)			X	X
Pro rata annual bonus earned but unpaid for fiscal years ending after the termination date		X	X	X
Medical and dental benefits (2)			X	X
Vesting of Stock Options (3)(4)			X	X
Outplacement Services (5)			X	X

(1)

Pursuant to Mr. Smith’s employment agreement, he is entitled to receive severance payments, payable biweekly, in an amount equal to his regular biweekly salary until the Company has made 26 such payments. The projected present value of severance payments assuming (i) termination occurred on December 31, 2008, (ii) Mr. Smith continues to receive such payments until the end of the severance term and (iii) an annual discount rate of 7% is $273,353.

(2)

Mr. Smith’s employment agreement provides that the Company shall, while making severance payments, pay for Mr. Smith’s and his family’s medical and dental benefits under the Company’s health and dental plans for the period he elects COBRA coverage, or a maximum of 12 months. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2008, (ii) an annual discount rate of 7%, (iii) 12 months of coverage and (iv) our health care costs remain constant is $14,619.

(3)

Mr. Smith’s employment agreement provides that stock options previously issued but not yet exercisable shall immediately become exercisable upon a change in control (as defined in the employment agreement). At December 31, 2008, any stock options that would have vested as a result of a change in control had no aggregate in-the-money value.

(4)

Non incentive stock options granted pursuant to the terms of the current or previous employment agreements shall continue to become exercisable pursuant to the terms thereof and the schedule described in the prior employment agreements and shall remain exercisable until the Company ceases paying severance benefits to Mr. Smith.

(5)

The Company will provide Mr. Smith with the services of an executive outplacement service of his choice. The service will be subject to similar terms and conditions as the Company’s other executive outplacement program, including a maximum fee of 15% of Mr. Smith’s total compensation. Based on Mr. Smith’s current salary, the maximum fee that the Company would be required to pay for such service as of December 31, 2008 is $42,510.

Mr. Mirabelli’s Employment Agreement

	For Cause	Death or Disability	Termination For Reasons Other Than Cause	Material Negative Change (5)
Unpaid base salary through date of termination	X	X	X	X
Severance Payments (1)			X	X
Pro rata annual bonus earned but unpaid for fiscal years ending after the termination date			X	X
Medical and dental benefits (2)	X	X	X	X
Vesting of Stock Options (3)			X	X
Outplacement Services (4)	X		X	X

(1)

The Company shall continue to make biweekly payments in an amount equal to Mr. Mirabelli’s regular annual salary until the Company has made 26 such payments. The projected present value of severance payments assuming (i) termination occurred on December 31, 2008, (ii) Mr. Mirabelli continues to receive such payments until the end of the severance term and (iii) an annual discount rate of 7% is $275,861.

(2)

Regardless of the basis of termination, the Company shall pay for the continuation of Mr. Mirabelli’s and his family’s then existing medical and dental benefits for a period of one year. The projected present value of this continued insurance coverage assuming (i) termination occurred on December 31, 2008, (ii) an annual discount rate of 7% and (iii) our health care costs remain constant is $10,320.

(3)

Mr. Mirabelli’s employment agreement provides that stock options previously issued but not yet exercisable shall immediately become exercisable upon a change in control (as defined in the employment agreement). At December 31, 2008, any stock options that would have vested as a result of a change in control had no aggregate in-the-money value.

(4)

The Company will provide Mr. Mirabelli with the services of an executive outplacement service of his choice. The service will be subject to similar terms and conditions as the Company’s other executive outplacement program, including a maximum fee of 15% of Mr. Mirabelli’s total compensation. Based on Mr. Mirabelli’s current salary, the maximum fee that the Company would be required to pay for such service as of December 31, 2008 is $42,900.

(5)	Effective December 31, 2008, Mr. Mirabelli’s employment agreement included a material negative change provision.

Deferred Compensation Plans

The Deferred Compensation Plans were established by the Company to provide retirement benefits to Messrs. Bazet, Smith and Mirabelli as described in their respective employment agreements. The definitions of “Cause” and “Change in Control” are central to an understanding of the NEO’s rights under the Deferred Compensation Plans. Under the Deferred Compensation Plans:

•

The Company has “Cause” to terminate the NEO’s employment if the NEO is convicted of embezzlement, misappropriation, theft or other criminal conduct related to the property or assets of the Company or, subject to certain exceptions, the willful refusal to perform or a substantial disregard of the NEO’s duties.

•

A “Change of Control” under the Deferred Compensation Plans means: (i) the acquisition of shares having at least 50% of the voting power of the Company and sufficient voting power to elect at least a majority of the Company’s directors; (ii) as a result of certain types of transactions, a change in composition of the Board of Directors such that the directors immediately prior to the transaction do not constitute a majority of the Board of Directors immediately after the next meeting of shareholders following such transaction; or (iii) certain types of reorganizations, mergers or consolidations of the Company resulting in a change in ownership and Board of Directors.

•

In the case of the Deferred Compensation Plan applicable to Mr. Bazet, a “Voluntary Change in Status” occurs if: (i) Mr. Bazet is removed as a director prior to the termination of Mr. Bazet’s full-time employment; (ii) Mr. Bazet is demoted in title or responsibilities and duties; (iii) Mr. Bazet is prevented from exercising the duties and responsibilities of the President or Chief Executive Officer and, as a result, Mr. Bazet voluntarily terminates the agreement; or (iv) there is an uncured material breach of Mr. Bazet’s employment agreement.

Cobra Electronics Corporation Executive Deferred Compensation Plan

Mr. Bazet is subject to the Cobra Electronics Corporation Executive Deferred Compensation Plan, dated December 2, 1999. Under this plan, if Mr. Bazet’s employment is terminated for any reason other than his death, including Cause, Mr. Bazet shall be entitled to receive a payment every two weeks for a period of ten years (to be extended one year for each year Mr. Bazet is employed by the Company in excess of ten years, not to exceed 15 years). The amount of each payment shall be equal to the product of (i) Mr. Bazet’s vested percentage based on years of service and (ii) 1/26th of 60% of the average of Mr. Bazet’s salary and bonus paid during the highest three years of employment with the Company. However, under this plan, if Mr. Bazet’s employment is terminated for death while he is employed by the Company, Mr. Bazet’s designated beneficiary shall be entitled to receive a payment every two weeks that is the greater of (i) the amount calculated above or (ii) an amount that is based on Mr. Bazet’s annual salary for the calendar year during the year his death occurs, determined as if Mr. Bazet had remained employed by the Company through December 31 of such calendar year, and that assumes a vested percentage of 100%. As of December 31, 2008, Mr. Bazet has completed eleven years of service and is 100% vested in his retirement benefits. The Deferred Compensation Plan further provides that Mr. Bazet will be deemed to have completed 12 years of service in the event Mr. Bazet’s employment is terminated by the Company for reasons other than Cause or Mr. Bazet incurs a Voluntary Change in Status prior to completing 12 years of service.

The Executive Deferred Compensation Plan further provides that Mr. Bazet’s beneficiary is entitled to certain benefits in the event of Mr. Bazet’s death. In the event Mr. Bazet dies before receiving payments under the plan, Mr. Bazet’s beneficiary shall be entitled to receive a payment every two weeks for either a ten year period or the payment period as determined on the date of death under the plan. The amount of each payment shall equal the greater of (i) 1/26th of 100% of the participant’s annual salary for the year in which the participant’s death occurs and (ii) the bi-weekly payment Mr. Bazet would have been entitled to receive had Mr. Bazet’s employment terminated on the date of his death for reasons other than his death.

Cobra Electronics Corporation Deferred Compensation Plan for Select Executives

Messrs. Smith, Mirabelli and Laures, are subject to the Cobra Electronics Corporation Deferred Compensation Plan for Select Executives. Under this plan, if the participant’s employment is terminated for any reason other than his death or for Cause, the participant shall be entitled to receive a payment every two weeks for a ten year period. The amount of each payment shall be equal to the product of (i) the participant’s vested percentage based on years of service and (ii) 1/26th of 50% of the average of the participant’s salary and bonus paid during his last three years of employment with the Company. In the event of a Change in Control or the participant’s disability while the participant is employed by the Company, the participant shall be deemed to have completed ten full years of service. As of December 31, 2008, Messrs. Mirabelli and Laures had each completed ten years of service with the Company and Mr. Smith had completed seven years of service with the Company for purposes of the Deferred Compensation Plan for Select Executives.

The Deferred Compensation Plan for Select Executives further provides that each participant’s beneficiary is entitled to certain benefits in the event of such participant’s death. In the event a participant dies before receiving payments under the plan, the participant’s beneficiary shall be entitled to receive a payment every two weeks for a ten year period. The amount of each payment shall equal 1/26th of 50% of the participant’s annual salary for the year in which the participant’s death occurs.

2008 POTENTIAL PAYMENTS UNDER DEFERRED COMPENSATION PLANS

Name	Change in Control or Disability ($) (1) (2)	Death ($) (1) (2)	Reasons Other than Death or for Cause ($) (1) (3)
James R. Bazet	3,008,710	3,800,325	3,008,710
Michael Smith	1,057,546	1,016,980	423,053
Anthony A. Mirabelli	1,022,750	1,026,368	1,022,750
Gerald M. Laures	766,266	776,257	766,266

(1)	The projected present value of the retirement benefits assumes the termination event occurred on December 31, 2008 and an annual discount rate of 7%.
(2)	The NEO must be employed by the Company at the time of the event.
(3)	For Mr. Bazet the amount also is for termination as a result of a Change in Status. For Messrs. Smith and Mirabelli the amount also is for termination as a result of a Material Negative Change.

The Deferred Compensation Plans do not include non-compete, non-solicit and confidentiality provisions of the sort found in the employment agreements.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Mr. Bazet, as an employee of the Company, receives no additional fee for service as a director. Non-employee directors receive remuneration as shown in the table below.

Name	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	All Other Compensation	Total ($)
Carl Korn, Chairman (1)	18,750	—	—	18,750
William P. Carmichael	28,800	—	—	28,800
John S. Lupo	26,135	—	—	26,135
Ian R. Miller	27,265	—	—	27,265
S. Sam Park	24,500	—	—	24,500
Robert P. Rohleder	39,300	—	—	39,300

(1)	Mr. Korn resigned as Chairman of the Board and a director effective September 23, 2008.
(2)

Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Korn, the amount reported represented the portion of the $25,000 annual retainer for the period during which he served as Chairman of the Board of Directors of the Company. Directors, who are not employees of the Company, receive an annual retainer of $12,000. For service as committee chairpersons, Messrs. Carmichael, Lupo and Miller receive $1,000 per chair while Mr. Rohleder receives $12,000 as audit committee chair. Amounts include fees for meetings held in 2008 but paid in 2009 as follows (i) for Mr. Carmichael, $1,500 for a meeting of the Board of Directors and (ii) for Mr. Lupo, Miller and Rohleder, $2,000 for a meeting of the Board of Directors and Compensation Committee meeting.

(3)	As of December 31, 2008, Messrs. Carmichael and Miller each had 7,000 outstanding stock options with no aggregate in-the-money value.

Cash Compensation

Retainers

Mr. Korn received a retainer of $18,750, which represented the portion of the $25,000 annual retainer for the period during which he served as Chairman of the Board of Directors of the Company. Directors who are not employees of the Company receive annual retainers of $12,000.

Attendance Fees

Each non-employee director receives a fee of $1,500 for attendance at each Board of Directors meeting and a fee of $500 for attendance at each committee meeting, not to exceed one Board of Directors meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board of Director meeting or another committee meeting, the fee of the committee meeting or meetings is reduced to $400 for each such committee meeting. Mr. Bazet receives no additional compensation for serving on the Board of Directors or any of its committees.

Chairmanships

Committee chairpersons are paid an additional $1,000 annually except for Mr. Rohleder who, as Chairman of the Audit Committee, is paid an additional $12,000 annually. In February 2009, the Board of Directors took action to provide that retainers will be increased for the Chairpersons of the Audit and Compensation Committees to $15,000 and $12,000 annually, respectively, and for the Chairpersons of the Governance and Nominating and Finance Committees to $6,000 annually.

Equity-Based Compensation

The Company did not grant any options to purchase shares of the Company’s common stock to the directors in 2008.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction. As required by the Audit Committee Charter, no related party transactions may be entered into unless such transactions are approved by the Audit Committee. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	The size of the transaction and the amount of consideration payable to a related person;

•	The nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	Whether the transaction may involve a conflict of interest;

•	Whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

On November 10, 2006, the Company purchased 65,809 shares of Company stock from Mr. Bazet for $9.117 per share, a discount to the market price.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company set forth in the Company’s 2008 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 with management of the Company. The Audit Committee also discussed with Grant Thornton LLP, independent registered public accounting firm for the Company, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Grant Thornton LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert P. Rohleder (Chair)

William Carmichael

S. Sam Park

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007 by Grant Thornton LLP (“Grant Thornton”) are as follows:

	2008	2007
Audit Fees (1)	$399,938	$435,776
Audit Related Fees (2)	18,480	39,005
Tax Fees (3)	3,500	3,500

	$421,918	$478,281

(1)

The Audit fees cover: professional services performed by Grant Thornton in the audit of the Company’s annual financial statements included in the annual report on Form 10-K; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees billed for assurance and related services performed by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes audits of the Company’s employee benefit plan and consultations with respect to financial reporting and accounting standards and Sarbanes-Oxley Section 404 matters.

(3)	Tax fees consist of fees billed for the Cobra Electronics Europe Limited income tax return prepared by Grant Thornton.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm, and has established a policy concerning the pre-approval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC, (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations, (iv) Sarbanes-Oxley Section 404 compliance matters and (v) the audit of the Company’s employee benefit plan. Audit Committee pre-approved all Audit-Related fees in 2008 and 2007. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company’s independent auditors during 2008 are consistent with maintaining the independence of Grant Thornton. In 2008, there were no instances in which the specified pre-approval requirement was waived.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company by persons who were, at any time during 2008 directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, the Company believes that all forms were filed in a timely manner during 2008, except a Form 4 reporting the purchase of 199 shares by The Xandi Park Trust of which S. Sam Park is trustee.

PROPOSAL II—RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2009

The Company’s Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2009. Shareholder ratification of the appointment of Grant Thornton is not required; however, the Board of Directors has elected to seek such ratification. If the shareholders of the Company fail to ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment of Grant Thornton.

The Company expects representatives of Grant Thornton to be present at the 2009 Annual Meeting of Shareholders, and the representatives will be given an opportunity to make a statement if they choose to do so and to respond to questions from shareholders.

The Board of Directors recommends that you vote FOR this proposal.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 10, 2009. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2010 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2009 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 3, 2009 who is entitled to vote at the 2009 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2009 Annual Meeting must have been received by the Company after the close of business on January 31, 2009 and prior to the close of business on February 26, 2009. The Company did not receive notice of any shareholder nomination or proposal relating to the 2009 Annual Meeting.

The 2010 Annual Meeting of Shareholders is expected to be held on May 11, 2010. A shareholder nomination or proposal intended to be brought before the 2010 Annual Meeting of Shareholders must be received by the Company after the close of business on January 30, 2010 and prior to the close of business on February 25, 2010. The Company’s Bylaws contain specific information requirements regarding a shareholder’s ability to nominate a director. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN, DATE AND RETURN PROXIES

Whether or not you plan to attend the 2009 Annual Meeting of Shareholders on May 12, 2009, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class II directors and the ratification of the appointment of the Company’s independent registered public accountants for the year ending December 31, 2009 that may be brought before the 2009 Annual Meeting. However, if any other matters properly come before the 2009 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in connection with this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago, Illinois

April 9, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 12,2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.cobra.com

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20230000000000000000 0	051209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF

THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

FOR THE YEAR ENDING DECEMBER 31, 2009.

PLEASE MARK SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors		NOMINEES:	2.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounts for the year ending December 31, 2008	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ S. Sam Park Class II (Term Expiring in 2012) ¡ Robert P. Rohleder Class II (Term Expiring in 2012)
			3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1) and FOR Item (2).

The Board of Directors recommends a vote FOR the election of the Board’s nominees to the Board of Directors and FOR ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2009.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐ ¢

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William P. Carmichael and Ian R. Miller as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 3, 2009 at the Annual Meeting of Shareholders to be held on May 12, 2009, or any adjournments thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢